                                                 File No. 333-                 .

As filed with the Securities and Exchange Commission on January 21, 1998.

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-4
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        UNITED HEALTHCARE CORPORATION
           (Exact name of registrant as specified in its charter)


      Minnesota                         6324                     41-1321939
 (State or other juris-           (Primary Standard           (I.R.S. Employer
diction of incorporation       Industrial Classification     Identification No.)
  or organization)                   Code Number)

                                              David J. Lubben, General Counsel
                                                United HealthCare Corporation
        300 Opus Center                                300 Opus Center
      9900 Bren Road East                            9900 Bren Road East
Minnetonka, Minnesota 55343                      Minnetonka, Minnesota 55343
      (612) 936-1300                                    (612) 936-1854
(Address, including ZIP Code, and            (Name, address, including ZIP Code,
telephone number, including area            and telephone number, including area
 code, of registrant's principal                  code, of agent for service)
      executive offices)
                                 Copies to:
David J. Lubben, General Counsel                           James D. Alt
 United HealthCare Corporation                        Dorsey & Whitney LLP
       300 Opus Center                               220 South Sixth Street
     9900 Bren Road East                          Minneapolis, Minnesota 55402
  Minnetonka, Minnesota 55343                             (612) 340-2803
       (612) 936-1854

          Approximate date of proposed sale of securities to the public: From time to time after the effective date of this registration statement.

          If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box.  [   ]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.  [   ]

                       CALCULATION OF REGISTRATION FEE

                                                                Proposed
Title of each class                        Proposed             maximum
of securities to be     Amount to be   maximum offering   aggregate offering     Amount of
    registered           registered     price per unit          price         registration fee
---------------------  --------------  -----------------  ------------------  ----------------

Common stock, $.01    6,500,000 shares    $ 47.5625 (1)    $ 309,156,250 (1)    $91,201.09
par value per share

------------------
          (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          The shares of common stock registered hereby may be offered for resale by persons who receive such shares from the registrant in acquisitions or upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by the registrant in acquisitions of businesses.

  PRELIMINARY PROSPECTUS DATED JANUARY 21, 1998  --  SUBJECT TO COMPLETION

                         UNITED HEALTHCARE  CORPORATION

                                  COMMON STOCK
                                ($.01 PAR VALUE)

          This Prospectus relates to up to 6,500,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of United HealthCare Corporation, a Minnesota corporation ("United HealthCare"). United HealthCare may offer and issue Shares from time to time in connection with acquisitions by United HealthCare or its subsidiaries of the assets or securities of other businesses. United HealthCare also may issue Shares upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by United HealthCare from time to time in connection with such acquisitions.

          United HealthCare anticipates that the terms of acquisitions in connection with which Shares are issued will be determined through direct negotiations with the owners or controlling persons of the businesses being acquired. It also anticipates that Shares issued in connection with such acquisitions will be valued, for purposes of determining the numbers of Shares to be issued, at prices related to the market price of the Common Stock as of one or more times during the period between the time the terms of an acquisition are agreed upon and the time the Shares are issued. No underwriting discounts or commissions will be paid in connection with the issuance of Shares, although finders' fees may be paid from time to time in connection with certain acquisitions. Any person receiving finders' fees may be deemed an "underwriter" within the meaning of the Securities Act of 1933.

          The Common Stock is traded on the New York Stock Exchange. On January 20, 1998, the last sale price of the Common Stock as reported on the New York Stock Exchange was $47.9375 per share.

                                  __________


        SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD
           BE CONSIDERED IN CONNECTION WITH AN ACQUISITION OF SHARES.

                                  __________


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.



            The date of this Prospectus is ____________, 199_______.



     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE
 SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
   EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES
 IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

          United HealthCare is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by United HealthCare can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock of United HealthCare is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning United HealthCare can also be inspected at such exchange. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which United HealthCare has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made. The Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM DAVID J. LUBBEN, SECRETARY AND GENERAL COUNSEL, UNITED HEALTHCARE CORPORATION, 300 OPUS CENTER, 9900 BREN ROAD EAST, MINNETONKA, MINNESOTA 55343, TELEPHONE NUMBER (612) 936-1300. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FIVE DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION MUST BE MADE.

          The following documents of United HealthCare which have been filed with the Commission are hereby incorporated by reference in this Prospectus: (a) the Annual Report on Form 10-K for the year ended December 31, 1996, as amended by that Form 10-K/A-1 filed June 16, 1997; (b) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (c) the description of the Common Stock contained in the Registration Statement on Form 8-A dated September 20, 1992, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering described herein.

          All documents filed by United HealthCare pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  __________

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNITED HEALTHCARE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS NOT LAWFUL OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                         UNITED HEALTHCARE CORPORATION

          United HealthCare is a health and well-being company that is a leader in offering health care coverage and related services through a broad continuum of products and services nationwide. United HealthCare's products and services reflect a number of core capabilities, including medical information management, health benefit administration, risk assessment and pricing, health benefit design and provider contracting and risk sharing. With these capabilities, United HealthCare's operating subsidiaries are able to provide comprehensive managed care services, such as health maintenance organizations, preferred provider organizations, and insured and self-funded health care coverage products. United HealthCare also offers unbundled health care management and cost containment products such as behavioral health services, utilization review services, specialized provider networks and employee assistance programs.

          The principal executive offices of United HealthCare are located at 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, and the telephone number is (612) 936-1300.

                                  RISK FACTORS

          The statements contained in this Prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). When used in this Prospectus and any Prospectus Supplements, in filings by United HealthCare with the Commission, in United HealthCare's press releases, presentations to securities analysts and investors, and in oral statements made by or with the approval of an executive officer of United HealthCare, the words or phrases "believes," "anticipates," "intends," "will likely result," "estimates," "projects" or similar expressions are intended to identify such forward-looking statements. Any of these forward-looking statements involve risks and uncertainties that may cause United HealthCare's actual results to differ materially from the results discussed in the forward-looking statements.

          The following discussion contains certain cautionary statements regarding United HealthCare's business and results of operations. These statements discuss matters which may in part be discussed elsewhere in this Prospectus and which may have been discussed in other documents prepared by United HealthCare pursuant to federal or state securities laws. This discussion is intended to take advantage of the "safe harbor" provisions of the PSLRA. In making these cautionary statements, United HealthCare is not undertaking to address or update each factor in future filings with the Commission or communications regarding United HealthCare's business or results, and is not undertaking to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected United HealthCare's past, as well as current, forward-looking statements about future results, so that United HealthCare's actual results in the future may differ materially from those expressed in prior communications.

HEALTH CARE COSTS

          A large portion of the revenue received by United HealthCare is used to pay the costs of health care services or supplies delivered to its enrollees. The total health care costs incurred by United HealthCare are affected by the number of individual services rendered and the cost of each service. Much of United HealthCare's premium revenue is set in advance of the actual delivery of services and the related incurrence of the cost, usually on a prospective annual basis. While United HealthCare attempts to base the premiums it charges at least in part on its estimate of future health care costs over the fixed premium period, competition, regulations and other circumstances may limit United HealthCare's ability to fully base premiums on estimated costs.
In addition, many factors may and often do cause actual health care costs to exceed that estimated and reflected in premiums. These factors may include increased utilization of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments, general inflation, new mandated benefits or other regulatory changes and insured population characteristics. In addition, United HealthCare's earnings as reported for any particular quarter include estimates of covered services incurred by United HealthCare's enrollees during that period but for which a claim has not been received or processed. These are estimates and therefore, United HealthCare's earnings may be subject to later adjustment based on the actual costs.

          In addition, as a result of changes in the level of health care utilization during the calendar year, United HealthCare's operating results may be affected by the seasonal nature of medical costs. Although there are no assurances, per-member medical costs generally have been higher in the first half of a year than the second half.

INDUSTRY FACTORS

          The managed care industry has recently received significant amounts of negative publicity. This publicity, in turn, has contributed to increased legislative activity, regulation and review of industry practices. These factors may adversely affect United HealthCare's ability to market its products or services, could necessitate changes in United HealthCare's products and services, and may increase the regulatory burdens under which United HealthCare operates, further increasing the costs of doing business and adversely affecting profitability.

COMPETITION

          In any of its geographic or product markets United HealthCare competes with a number of other entities, some of which may have certain characteristics or capabilities which give them an advantage in competing with United HealthCare. United HealthCare believes the barriers to entry in these markets are not substantial, so that the addition of new competitors can occur relatively easily. Certain of United HealthCare's customers may decide to perform for themselves functions or services formerly provided by United HealthCare, which would result in a decrease in United HealthCare's revenues. Certain of United HealthCare's providers may decide to market products and services to United HealthCare customers in competition with United HealthCare. In addition, significant merger and acquisition activity has occurred in the industry in which United HealthCare operates as well as in industries which act as suppliers to United HealthCare, such as the hospital, physician, pharmaceutical and medical device industries. This activity may create stronger competitors or result in higher health care costs. To the extent that there is strong competition or that competition intensifies in any market, United HealthCare's ability to retain or increase customers, its revenue growth, its pricing flexibility, its control over medical cost trends and its marketing expenses may all be adversely affected.

AARP CONTRACT

          United HealthCare has an agreement with the American Association of Retired Persons ("AARP") under which United HealthCare provides Medicare supplement and hospital indemnity health insurance products to AARP members, effective January 1, 1998. As a result of this agreement, United HealthCare will significantly expand the number of members served, the products offered and the services provided. The success of the AARP arrangement will depend, in part, on United HealthCare's ability to service these new members, develop additional products and services and price the products and services competitively.

GOVERNMENT PROGRAMS AND REGULATION

          United HealthCare's business is heavily regulated on a federal, state and local level. The laws and rules governing United HealthCare's business and interpretations of those laws and rules are subject to frequent change and broad latitude is given to the agencies administering those regulations. Existing or future laws and rules could force United HealthCare to change how it does business, may restrict United HealthCare's revenue and enrollment growth, increase its health care and administrative costs, and increase United HealthCare's liability for medical malpractice or other actions. Regulatory approvals must be obtained and maintained to market many of United HealthCare's products and services. Delays in obtaining or failure to obtain or maintain such approvals could adversely affect United HealthCare's revenue or the number of covered lives, or could increase costs. A significant portion of United HealthCare's revenues relate to federal, state and local government health care coverage programs. These types of programs, such as the federal Medicare program and the federal and state Medicaid program, are generally subject to frequent change, including changes which may reduce the number of persons enrolled or eligible, reduce the revenue received by United HealthCare or increase United HealthCare's administrative or health care costs under such programs. Such changes have in the past and may in the future adversely affect United HealthCare's results and its willingness to participate in such programs.

          United HealthCare is also subject to various governmental audits and investigations. Such activities could result in the loss of licensure or the right to participate in certain programs, or the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could negatively affect United HealthCare's reputation in various markets and make it more difficult for United HealthCare to sell its products and services.

          The National Association of Insurance Commissioners (the "NAIC") has an effort underway that would impose new minimum capitalization requirements for health care coverage provided by insurance companies, HMOs and other risk bearing health care entities. The requirements would take the form of risk-based capital rules. Currently, similar rules apply only to insurance companies. There could be an increase in the capital required for certain of United HealthCare's subsidiaries and there may be some potential for disparate treatment relative to competing products. Failure of the NAIC to act may result in some form of federal solvency regulation of companies providing Medicare-related benefit programs.

PROVIDER RELATIONS

          One of the significant techniques United HealthCare uses to manage health care costs and utilization and monitor the quality of care being delivered is contracting with physicians, hospitals and other providers. Because of the geographic diversity of its health plans and the large number of providers with which most of those health plans contract, United HealthCare currently believes it has a limited exposure to provider relations issues. In any particular market, however, providers could refuse to contract with United HealthCare, demand higher payments or take other actions which could result in higher health care costs, less desirable products for customers and members or difficulty meeting regulatory or accreditation requirements.

          In some markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies. In addition, physician or practice management companies which aggregate physician practices for purposes of administrative efficiency and marketing leverage, continue to expand. These providers may compete directly with United HealthCare. If such providers refuse to contract with United HealthCare, use their market position to negotiate favorable contracts, or place United HealthCare at a competitive disadvantage, United HealthCare's ability to market products or to be profitable in those areas could be adversely affected.

LITIGATION AND INSURANCE

          United HealthCare may be a party to a variety of legal actions to which any corporation may be subject, including employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, stockholder suits (including for securities fraud), and intellectual property related litigation. In addition, because of the nature of its business, United HealthCare is subject to a variety of legal actions relating to its health care coverage business operations, such as claims relating to the denial of health care benefits, medical malpractice actions, provider disputes, including disputes over withheld compensation and termination of provider contracts, disputes related to self-funded business, including actions alleging claim administration errors and the failure to disclose network rate discounts and other fee and rebate arrangements, disputes over copayment calculations, and claims relating to customer audits and contract performance. Recent court decisions and legislative activity may have the effect of increasing United HealthCare's exposure for any of these types of claims. In some cases, substantial non-economic or punitive damages may be sought. While United HealthCare currently has insurance coverage for some of these potential liabilities, others may not be covered by insurance, the insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

INFORMATION SYSTEMS

          United HealthCare's business is significantly dependent on effective information systems, and United HealthCare has many different information systems for its various businesses. United HealthCare's information systems require an ongoing commitment of resources to maintain and enhance existing systems and develop new systems. As a result of United HealthCare's acquisition activities, United HealthCare is in the process of attempting to reduce the number of systems and also to upgrade and expand its information systems capabilities. Failure to maintain effective and efficient information systems could result in loss of existing customers, difficulty in attracting new customers, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences. In addition, United HealthCare may from time to time obtain significant portions of its systems-related or other services or facilities from independent third parties, which may make United HealthCare's operations vulnerable to such third parties' failure to perform adequately.

THE YEAR 2000

          United HealthCare is in the process of modifying its computer systems to accommodate the year 2000 so as not adversely to affect its operations. United HealthCare is expensing the costs incurred to make these modifications. The inability of United HealthCare to complete timely its year 2000 modifications or the inability of other companies with which United HealthCare does business to complete timely their year 2000 modifications could adversely affect United HealthCare's business.

ADMINISTRATION AND MANAGEMENT

          Efficient and cost-effective administration of United HealthCare's operations is integral to United HealthCare's profitability and competitive positioning. While United HealthCare attempts to effectively manage such expenses, increases in staff-related and other administrative expenses may occur from time-to-time due to business or product start-ups or expansions, growth or changes in business, acquisitions, regulatory requirements or other reasons. United HealthCare is in the process of reorganizing its operations into six business units, which reorganization could impose additional administrative expenses. Such expense increases are not clearly predictable and increases in administrative expenses may adversely affect results.

          United HealthCare currently believes it has a relatively experienced, capable management staff. The market for management personnel in the healthcare industry is very competitive. Loss of certain managers or a number of such managers could adversely affect United HealthCare's ability to administer and manage its business.

MARKETING

          United HealthCare markets its products and services through both employed sales people and independent sales agents. Although United HealthCare has a number of such sales employees and agents, if certain key sales employees or agents or a large subset of such individuals were to leave United HealthCare, its ability to retain existing customers and members could be impaired. In addition, certain of United HealthCare's customers or potential customers consider rating, accreditation or certification of United HealthCare by various private or governmental bodies or rating agencies necessary or important. Certain of United HealthCare's health plans or other business units may not have obtained or may not desire or be able to obtain or to maintain such accreditation or certification which could adversely affect United HealthCare's ability to obtain or retain business with such customers.

RIGHTS TO DATA AND PROPRIETARY INFORMATION

          Many of the products that are part of United HealthCare's knowledge and information-related business depend significantly on the integrity of the data on which they are based. If the information contained in United HealthCare's databases were found or perceived to be inaccurate, or if such information were generally perceived to be unreliable, commercial acceptance of the Company's database-related products would be materially and adversely affected. Furthermore, the use of patient data by United HealthCare's knowledge and information-related business is subject to regulation at federal, state and local levels. These laws and rules are subject to frequent change by legislation or administrative interpretation. These restrictions could adversely affect the revenue from these products of United HealthCare's knowledge and information-related business and, more generally, its business, financial condition and results of operations.

          The success of United HealthCare's knowledge and information-related business is also dependent to a significant extent on its ability to maintain proprietary rights to its products. United HealthCare relies on its agreements with customers, confidentiality agreements with employees, trade secrets, copyrights and patents to protect its proprietary rights. There can be no assurance that the legal protections available to and the precautions taken by United HealthCare will be adequate to prevent misappropriation of United HealthCare's proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and United HealthCare expects that software products may be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows and the functionality of products overlaps. Such claims could have a material adverse effect on United HealthCare's knowledge and information-related business's ability to market and sell its products and on its business, financial condition and results of operations.

ACQUISITIONS

          United HealthCare has made several large acquisitions in recent years and has an active, ongoing acquisition program. These acquisitions may entail certain risks and uncertainties in addition to those present in its ongoing business operations, unknown liabilities, unforseen administrative needs, or increased efforts to integrate the acquired operations. Failure to identify liabilities, to anticipate additional administrative needs or to integrate effectively acquired operations could result in reduced revenues, increased administrative and other costs, or customer confusion or dissatisfaction.

STOCK MARKET

          The market prices of the securities of certain of the publicly-held companies in the industry in which United HealthCare operates have shown volatility and sensitivity in response to many factors, including general market trends, public communications regarding managed care, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings or membership reports of particular industry participants, and acquisition activity. There can be no assurances regarding the level or stability of United HealthCare's share price at any time or of the impact of these or any other factors on the share price.

                      SELECTED CONSOLIDATED FINANCIAL DATA

          The following table summarizes certain selected historical consolidated financial data of United HealthCare which should be read in conjunction with the consolidated financial statements of United HealthCare, and the notes thereto, incorporated by reference into this Prospectus. The financial data for the five years ended December 31, 1996 have been derived from the audited consolidated financial statements of United HealthCare. The financial data as of and for the nine months ended September 30, 1997 and 1996 have been derived from the unaudited condensed consolidated financial statements of United HealthCare. In the opinion of United HealthCare's management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the nine months ended September 30, 1997 and 1996 have been reflected therein. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full year.


                                 FOR THE NINE MONTHS
                                 ENDED SEPTEMBER 30,                             FOR THE YEARS ENDED DECEMBER 31,
                             -----------------------     -------------------------------------------------------------------------
                                 1997        1996           1996             1995           1994            1993           1992
                             ----------   ----------     ------------    -----------     ----------     -----------    -----------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED OPERATING
 RESULTS:
Revenues...................  $8,740,571   $7,397,651      $10,073,790     $5,670,878      $3,768,882      $3,115,202    $2,200,636
Earnings from operations...  $  549,975   $  439,888(1)   $   596,410(2)  $  460,785(3)   $  506,047      $  336,351    $  207,306

Net earnings before
 extraordinary gain........  $  340,671   $  260,494(1)   $   355,637(2)  $  285,964(3)   $  288,139(4)   $  212,078    $  130,591
Extraordinary gain on sale
 of subsidiary, net........          --           --               --             --       1,377,075(5)           --            --
Net earnings...............  $  340,671   $  260,494(1)   $   355,637(2)  $  285,964(3)   $1,665,214      $  212,078    $  130,591
Convertible preferred stock
 dividends.................  $   21,564   $   21,564           28,752          7,188              --              --            --
Net earnings applicable to
 common stockholders.......  $  319,107   $  238,930      $   326,885     $  278,776      $1,665,214      $  212,078    $  130,591

NET EARNINGS PER COMMON
 SHARE:
 Net earnings before
  extraordinary gain.......  $     1.68   $     1.29(1)   $     1.76(2)   $     1.57(3)   $     1.64(4)   $     1.23    $    0.79
 Extraordinary gain........          --           --              --              --            7.86(5)           --           --
 Net earnings..............  $     1.68   $     1.29(1)   $     1.76(2)   $     1.57(3)   $     9.50      $     1.23    $     0.79

DIVIDENDS PER SHARE:
 Common stock..............  $     0.03   $     0.03      $     0.03      $     0.03      $     0.03      $    0.015    $   0.0075
 Convertible preferred
  stock....................  $    43.13   $    43.13      $    57.50      $    14.38              --              --            --
Weighted-average number of
 common shares outstanding.     190,450      185,030         185,845         177,443         175,209          171,739      166,091

CONSOLIDATED FINANCIAL
 POSITION
 (AT PERIOD END):
Cash and investments.......  $3,547,151   $3,318,624     $ 3,452,261      $3,078,395      $2,769,390      $1,169,433    $  923,576
Total assets...............  $7,241,295   $6,701,279     $ 6,996,630      $6,160,986      $3,489,479      $1,787,354    $1,321,174
Long-term obligations......  $   14,206   $   34,503     $    29,443      $   31,152      $   24,275      $   39,099    $   24,132
Stockholders' equity.......  $4,271,557   $3,714,666     $ 3,823,087      $3,188,020      $2,795,456      $1,085,410    $  822,903

--------------
(1) Excluding the non-operating merger costs associated with the acquisition of HealthWise of America, Inc. of $14.9 million ($9.1 million after tax, or $0.05 per common share) and the provision for future losses on two multi-year contracts of $45.0 million ($27.4 million after tax, or $0.15 per common share), 1996 earnings from operations and net earnings would have been $484.9 million and $297.1 million, or $1.49 per common share.

(2) Excluding the non-operating merger costs associated with the acquisition of HealthWise of America, Inc. of $14.9 million ($9.1 million after tax, or $0.05 per common share) and the provision for future losses on two multi-year contracts of $45.0 million ($27.4 million after tax, or $0.15 per common share), 1996 earnings from operations and net earnings would have been $641.4 million and $392.2 million, or $1.96 per common share.

(3) Excluding restructuring charges of $153.8 million ($96.9 million after tax, or $0.55 per common share) associated with the acquisition of The MetraHealth Companies, Inc., 1995 earnings from operations and net earnings would have been $614.6 million and $382.9 million, or $2.12 per common share.

(4) Excluding the non-operating merger costs of $35.9 million ($22.3 million after income taxes, or $0.13 per common share) incurred in connection with the acquisitions of Complete Health Services, Inc. and Ramsay-HMO, Inc., 1994 net earnings before extraordinary gain would have been $310.4 million, or $1.77 per common share.

(5) On May 27, 1994, United HealthCare sold Diversified Pharmaceutical Services, Inc. (Diversified), then a wholly-owned subsidiary, to SmithKline Beecham Corporation for $2.3 billion in cash. In connection with this transaction, United HealthCare recognized an extraordinary gain after transaction costs and income tax effects of $1.38 billion, or $7.86 per share. The results of Diversified subsequent to the sale are not included in the financial information presented above.

           MANAGEMENT OF UNITED HEALTHCARE AND ADDITIONAL INFORMATION

          Certain information about executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning United HealthCare is included or incorporated by reference in United HealthCare's Annual Report on Form 10-K filed with the Commission and incorporated herein by reference. A copy of United HealthCare's most recent Annual Report on Form 10-K can be obtained by contacting United HealthCare at the address or telephone number set forth under "Available Information."

                                    EXPERTS

          The consolidated balance sheets as of December 31, 1996 and 1995, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, of United HealthCare Corporation incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

          With respect to the unaudited interim financial information of United HealthCare Corporation for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 incorporated by reference in this Prospectus, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not "reports" or "parts" of the Prospectus prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

          The validity of the Shares offered hereby has been passed upon for United HealthCare by the General Counsel of United HealthCare.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or complete civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

          United HealthCare's Bylaws provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent of permitted by Section 302A.521 of the Minnesota Business Corporation Act.

          United HealthCare maintains a standard policy of officers' and directors' insurance.

ITEM 21.  EXHIBITS

          5     Opinion of the General Counsel of United HealthCare re legality.

          23.1  Consent of Arthur Andersen  LLP.

          23.2  Consent of the General Counsel of United HealthCare (included in
                Exhibit 5 to this Registration Statement).

          24    Powers of Attorney.

ITEM 22.  UNDERTAKINGS

          Reg. S-K, Item 512(a) Undertaking: The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3)
                of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events
                arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to
                the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Reg. S-K, Item 512(b) Undertaking: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Reg. S-K, Item 512(g) Undertaking:

                (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          Form S-4, Item 22(b) Undertaking: The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          Form S-4, Item 22(c) Undertaking: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective, to the extent required by General Instruction H.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on January 21, 1998.

                                           UNITED HEALTHCARE CORPORATION

                                           By  /s/ David J. Lubben
                                             ---------------------------------
                                              David J. Lubben, Secretary

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 21, 1998.

          Signature                                    Title
          ---------                                    -----

 /s/ William W. McGuire, M.D.    President, Chief Executive Officer and Director
------------------------------
   William W. McGuire, M.D.      (principal executive officer)

    /s/ David P. Koppe           Chief Financial Officer (principal financial
------------------------------
       David P. Koppe            officer and principal accounting officer)

             *                   Director
------------------------------
   William C. Ballard, Jr.

             *                   Director
------------------------------
      Richard T. Burke

             *                   Director
------------------------------
      James A. Johnson

                                 Director
------------------------------
       Thomas H. Kean

             *                   Director
------------------------------
    Douglas W. Leatherdale

             *                   Director
------------------------------
      Walter F. Mondale

             *                   Director
------------------------------
      Mary O. Mundinger

             *                   Director
------------------------------
       Robert L. Ryan

             *                   Director
------------------------------
     Kennett L. Simmons

             *                   Director
------------------------------
     William G. Spears

             *                   Director
------------------------------
     Gail R. Wilensky

*By   /s/ David J. Lubben
   ---------------------------
       David J. Lubben
     As Attorney-In-Fact